Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the year ended December 31, 2009 of Crystallex International Corporation of our report dated March 31, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in the Exhibit incorporated by reference in this Annual Report on Form 40-F. We also consent to the incorporation by reference in this Annual Report of our Comments by Auditors on Canada – US Reporting Difference dated March 31, 2010 which appears in the Exhibit incorporated by reference in this Annual Report.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-126128) (the "Registration Statements") of Crystallex International Corporation of our report and comments referred to above. We also consent to the reference to us under the heading "Interests of Experts" in the Annual Information Form incorporated by reference in this Annual Report on Form 40-F which is incorporated by reference in such Registration Statements.

/s/ PricewaterhouseCoopers LLP
Toronto, Canada
March 31, 2010	Chartered Accountants, Licensed Public Accountants